Exhibit 10.13
PIPER JAFFRAY COMPANIES
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Directors who are not Piper Jaffray employees receive an annual cash retainer of $50,000 for service on our Board of Directors and the committees of the Board. No separate meeting fees are paid. The lead director and the chairperson of the Audit Committee each receives an additional annual cash retainer of $8,000. The chairperson of each other standing committee of the Board each receives an additional annual cash retainer of $5,000.
In addition to the cash retainer, we also grant equity awards to our non-employee directors in order to further align their interests with those of our shareholders. Starting in 2007, each non-employee director will receive a grant of 500 shares of our common stock on the date of the director’s initial election to the Board, granted under our Amended and Restated 2003 Annual and Long-Term Incentive Plan. Non-employee directors who will continue their service on the Board following an annual meeting of shareholders will receive a grant of 1,000 shares of our common stock on the date of the annual meeting. Non-employee directors who join our Board after the first month of a calendar year are paid pro rata annual retainers and awarded pro rata equity awards based on the period during which they serve as directors during the year.
Prior to 2007, each non-employee director received a grant of stock options with a fair market value of $20,000 on the date of the director’s initial election to the Board, and non-employee directors who were continuing their service on the Board following an annual meeting of shareholders received a grant of stock options valued at $50,000 on the date of the annual meeting. The number of shares underlying the grant of stock options was determined using the Black-Scholes option-pricing model, and the options were exercisable immediately, have a 10-year term and have an exercise price equal to the closing price of our common stock on the date of grant. The options were granted under our Amended and Restated 2003 Annual and Long-Term Incentive Plan.
Our non-employee directors may participate in the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors, which was designed to facilitate increased equity ownership in the company by our non-employee directors. The plan permits our non-employee directors to defer all or a portion of the cash fees payable to them for their service as a director of Piper Jaffray for any calendar year. Any cash amounts deferred by a participating director are credited to a recordkeeping account established for the director and deemed invested in shares of our common stock as of the date the deferred fees otherwise would have been paid to the director. This deemed investment is measured in phantom stock, and no shares of common stock are reserved, repurchased or issued pursuant to the plan. The fair market value of all phantom stock credited to a director’s account will be paid out to the director (or, in the event of the director’s death, to his or her beneficiary) in a single lump-sum cash payment following the director’s cessation of service as a non-employee director. The amount paid out will be determined based on the fair market value of the stock on the last day of the year in which the director’s service with us terminates. Directors who elect to participate in the plan are not required to pay income taxes on amounts deferred but will instead pay income taxes on the amount of the lump-sum cash payment paid to the director (or beneficiary) at the time of such payment. Our obligations under the plan are unsecured general obligations to pay in the future the value of the participant’s account pursuant to the terms of the plan.

Non-employee directors also may participate in our charitable gift matching program, pursuant to which we will match an employee’s or director’s gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $1,500 per year. In addition, our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and committees of the Board. Employees of Piper Jaffray who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans.